Exhibit 3.42(a)

FILED
In the Office of the
Secretary of State of Texas

JUN 27 2007

Corporations Section

CERTIFICATE OF FORMATION
OF
REDI-MIX SUBSIDIARY, LLC

ARTICLE I

The entity being formed is a limited liability company. The name of the entity is Redi-Mix Subsidiary, LLC.

ARTICLE II

The initial registered agent is Capitol Corporate Services, Inc. The business address of the registered agent and the registered office address is 800 Brazos, Ste. 400, Austin, TX 78701.

ARTICLE III

The limited liability company will be governed by its members. The name and address of the initial members are set forth below.

Redi-Mix Management, Inc., a Texas corporation	1445 MacArthur Drive, Suite 136 Carrollton, Texas 75007
Atlas Investments, Inc., a Nevada corporation	1445 MacArthur Drive, Suite 136 Carrollton, Texas 75007

ARTICLE IV

The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

ARTICLE V

The name and address of the organizer is Gregory T. Meeks, Esq., 1000 Louisiana, Suite 3400, Houston, Texas 77002-5011.

EXECUTED this 27th day of June, 2007.

Gregory T. Meeks, Esq., authorized person

HOUSTON 936849v1